Exhibit 99.1
Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Announces New Share Repurchase Program

MADISON, WI - September 20, 2019 - First Business Financial Services, Inc. (the “Company”) (Nasdaq: FBIZ) today announced that the Board of Directors has approved a new share repurchase program for the Company. The program authorizes the repurchase by the Company of up to $5 million of its total outstanding shares of common stock over a period of approximately twelve months, ending on September 30, 2020. In August 2019, the Company completed its prior $5 million share repurchase program which was initiated in December 2018 and had a termination date of December 31, 2019. The Company repurchased 223,149 shares under the prior repurchase program at an average price of $22.36 per share.

Under the new share repurchase program, shares may be repurchased from time to time in the open market or negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. In connection with the share repurchase program, the Company will implement a 10b5-1 trading plan. The trading plan allows the Company to repurchase shares of its common stock at times when it otherwise might be prevented from doing so under insider trading laws by requiring that an agent selected by the Company repurchase shares of common stock on the Company’s behalf.

Corey Chambas, President and CEO of First Business Financial Services, commented, “Our decision to initiate a new share repurchase program was based on the strength of the Company’s balance sheet and capital position as well as the underlying value of our common stock at this time. We continue to believe a share repurchase program represents an appropriate way to utilize capital and enhance shareholder return.”

There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the stock repurchase program will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions and applicable legal requirements.

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2018 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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